     Global Technologies Group

Global Technologies Group, Inc. Reports Combined Joint Testing of MBS Technology in Conjunction With M2 Polymer Technologies, Inc. Successful

SARASOTA, FL--(Marketwire - March 29, 2011) - Global Technologies Group, Inc. (PINKSHEETS: GTGP) has received verification and final validation from MSE Technologies Applications on the successful completion of testing on dual use treatability of contaminated soils with combination of MBS and M2 Polymer technologies.

The final optimum percentages were calculated and the dual treatment final testing for TCLP was initiated. The application of the proper mixtures was added to the spiked baseline soil samples and was submitted for TCLP analysis on March 11, 2011. On March 28, 2011, Global and M2 were notified that the TCLP results of the combination of both chemicals used can definitely perform simultaneous treatment on heavy metals for dewatering and remediation.

"This important final verification of the dual use formulation which encompasses two EPA proven technologies will enable both companies to penetrate a substantial government and private sector market which will uniquely enable us to take advantage of the combined technologies for major remediation projects and enable each company to expand their penetration of both heavy metal and dewatering cleanup capabilities. To my knowledge, this new treatment represents the first time a polymer compound and the MBS chemical combination have been tested successfully and is the first combined formulation to be used for heavy metal/dewatering remediation," said James Fallacaro, President.

GLOBAL is a company that is in the business of acquiring exclusive licenses and distribution and reseller contracts on proven technologies in the environmental, green and war fighter industries. The criteria for the licensing or distribution agreements of the technologies are: they must be proven, validated and in use. The business plan of Global is to sublicense the technologies it acquires to companies in geographic regions covered under the original license grant and in exclusive distribution and reseller agreements, to place with appropriate representatives in the covered countries for resale of turn key projects.

The MBS license, granted to Global, is for Solucorp Industries Patented MBS technology a process for remediating soils containing heavy metals and rendering them non leachable instantly. It was tested by EPA and also Brookhaven National labs and met all requirements for use. The license granted is for North America, South and Central America, Canada and Russia a may be extended to other territories.